Exhibit 99.1

JDS UNIPHASE CONFERENCE CALL SCRIPT
SECOND QUARTER FY 2003 RESULTS JANUARY 23, 2003

JOZEF

Welcome to the call. I am here with Syrus Madavi, our President and COO, and Tony Muller, our Chief Financial Officer. Today we will report on the second quarter of our fiscal year 2003: I will provide an overview of our business, Syrus will review our markets and operations, and Tony will review the financial results. Afterwards, we will open the call for your questions.

First, I will ask Tony to review the safe harbor statement.

TONY

Forward Looking Language

We would like to advise you that our report and the discussions we will have today include forward-looking statements. Forward-looking statements are all statements we make, other than those dealing specifically with historical matters (that is our historical financial results and any statements we make about the conduct of our business, operations and finances up to this moment). Our forward-looking statements include any information or projections we provide on future economic conditions, industry trends, business operations and financial guidance. All forward looking statements mentioned are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward looking statements. Some, but not all, of these risks and uncertainties are discussed from time to time in the press releases and securities filings of the company with the SEC, particularly the "Risk Factors" section of our Form 10-Q filed for the quarter ended September 30, 2002.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JOZEF

Thank you, Tony. I will now review the general status of the market and the Company.

General status of the market and Company

  We completed our second fiscal quarter with sales of $157 million, which is within the guidance provided. As our customers and carriers work through the current environment, we are seeing encouraging signs of stability in the market. Accordingly, we expect sales for next quarter to be in the range of $155 to 165 million.
  The expected results for next quarter combined with the overall trends of the industry give an indication that we may be approaching a bottom in this telecom cycle.
  Of current interest to the communications industry is the considerable discussion regarding potential changes to the regulatory environment, which could significantly affect network build-out and, hence, our communications business. The matter of the FCC proposing regulation changes has been well speculated in the press, so we won't add to the debate today. However, I will say that our customers yearn for a decision, which would spur opportunities for increased investments and innovation in new broadband communications facilities.
  Our ongoing strategy for our communications business is to focus our efforts on the most promising market opportunities, while maintaining our capabilities in those markets that are relatively dormant such as long-haul or submarine. At this time, we are increasing our activities towards applications for the metro, access and edge, as well as enterprise networks. Particularly suited for these market segments are our Transmission products. The CATV market is also relatively robust and we continue to exploit arising opportunities.
  There is an increasing trend towards greater integration of components with more electronics and software control. We believe the move to more module and subsystem solutions offers a broader functionality and cost performance value to our customers. Because of our strong optical engineering and technical talents, our customers are increasingly inviting us to discuss opportunities to design higher level, subsystem products into their networks. This is leading to an increased emphasis on market penetration for our Network Ready Products.
  In addition to communications and at the Company's fundamental core is our optics technology which continues to serve several, diverse markets, including display, instrumentation, biotech, document authentication, decorative, defense and aerospace. Some of these markets have been more resistant to the difficult economic conditions and have even offered growth opportunities during this time, and we are adapting and investing Company resources accordingly.
  We have a diverse group of businesses, and our strategy is to manage each, consistent with the growth and financial prospects for each. This requires that we fund new product development in each and pursue mergers and acquisitions, as appropriate to the circumstances and opportunities of each business.
  As an example, we believe the growing need for counterfeit protection among a wide range of branded consumer and luxury items is well served by our optical authentication technologies.
  Today we announced the acquisition of LA Label to extend our optical technology capabilities in product security and authentication. JDS Uniphase is already a global leader in optical authentication technologies through our Flex Products business unit, whose ColorShift technology protects the currencies of 90 countries. With this acquisition, Flex' SecureShift™ pigment technology can now be integrated into labels and packaging to protect the world's leading brands against the epidemic problem of counterfeiting. Brand security is a matter gaining great attention today, as product counterfeiting is costing billions of dollars annually in lost revenue to companies in a broad range of markets.
  Our ability to invest in such promising opportunities is a result of the Company's strong financial position. Our ongoing financial strength and stability are a source of comfort and reassurance for our customers, providing a platform for building ongoing partnerships.
  We are protecting our financial position by working to reach break-even and profitability quickly. Toward this end, we have made continued progress with our Global Realignment Program, taking actions that we believe will bring our annual cost savings rate to almost $1.3 billion as compared to the expense levels at the beginning of the program. In fact, we are accelerating our targets, as Syrus will explain further.
  JDS Uniphase remains innovative, as evident in our recent development efforts for SecureShift™, as well as in our other product and technology development activities this quarter including our introduction of a family of transmission modules for network edge, metro and enterprise applications. Syrus will provide further information shortly.
  In conclusion, JDS Uniphase remains strong with markets we believe have positive, long-term outlooks. We remain innovative, adaptable and committed to achieve our objectives.

Syrus will now review Operations.

SYRUS

Thanks Jozef.

Good afternoon, I would like to give you additional insight into the actions we are taking to move the company closer to profitability:

  First, the company remains intensely focused on making overhead costs commensurate with the current revenue level.
  Second, we have re-focused our communications market strategy much more on the metro, access, LAN and storage area network segments, while sustaining our core competencies for the long haul market which we believe will remain less than robust for the next two years.
  So, to comment on the progress of our restructuring which we have been communicating under the name Global Realignment Program. Under this corporate wide initiative, we have modified our manufacturing strategy to build our high volume products either at contract manufacturers, or in our factories in China. This has allowed us to close 58 sites worldwide, and restructure the remaining sites to more effectively focus on differentiated, low volume products and new product development. We expect the great majority of these initiatives to be completed by September 2003, providing us, with margin expansion. We have also centralized all supply chain management and purchasing which we expect to bring us significantly lower material costs. Tony will be commenting about our gross margin perspectives later.
  As a result of our efforts to restructure our manufacturing, our fixed manufacturing overhead has been, and will be, further reduced significantly, and yet we believe we will be able to respond to a substantially higher level of demand when our markets strengthen.
  Concurrent with our efforts to reduce the cost of goods sold for our products, we have taken corporate wide initiatives to considerably reduce overhead expenses. In particular, during our last conference call, we reported that we centralized our finance, human resources, and IT organizations. This initiative will be largely complete by the end of June and is expected to result in an annual expense reduction of about $50 million a year. We have also taken actions to reduce marketing and selling expenses.
  In the area of Research and Development, we are refocusing our communication projects more on access, metro, LAN, and storage area network markets. At the same time, we are sustaining our core competencies to serve long haul and undersea markets when demand resumes. During the second quarter we reduced R&D by $4 million or 11%. Nevertheless, R&D expenses as a percent of sales remained a healthy 24%. Going forward, we intend to continue incrementally lowering our R&D expenses, while maintaining our commitment to optical communication markets, and leveraging our optical technologies for non-communication applications.
  To summarize the status of our Global Realignment Program, as you may recall this massive restructuring began in March of 2001 and we expect it to be successfully completed by December 2003. To date, the overall cost of the program has been $1.1 billion, resulting in an estimated annual savings rate of $1.1 billion. Going forward, we expect the program to cost an additional $130 million resulting in an estimated additional annual savings rate of $215 million.
  To date the Global Realignment Program has used approximately $222 million in cash and we expect additional cash outlays of just under $200 million over future quarters.
  Our employment has been reduced from 29,000 in March 2001 to just below 7,000 today.

Due to these cost reduction efforts, we are on track to achieve operating cash flow breakeven at a level of $200 million in revenue per quarter by the end of calendar 2003.

Markets and Technology

Although we have made significant changes to the Company, our product and market development teams have remained innovative and responsive to market needs.

  We introduced 34 new products in the first half of the fiscal year and have over 40 scheduled for release for the second half. In our communications markets we are emphasizing transmission products for network edge, access, metro and enterprise applications.
  Nearly half of our new module and component products are for transmission, compared to less than 20% in previous years.
  Most recently, we introduced the CT2 Series transceiver family optimally suited for OC 3, 12, and 48 SONET applications. These products bring together the high performance characteristics of telecommunication products with the low cost and ease of use associated with data communications products.

In summary, I believe we are making excellent progress to size our expenses to the current level of revenue while focusing the Company on more fertile markets and maintaining upside potential for when the communications market becomes more robust.

Jozef.

 JOZEF

Thank you, Syrus. And now Tony will review the financial results.

TONY

Numbers for the Quarter

Let me review the key financial numbers for the quarter. I will be referring to our pro forma presentation of financial results. A detailed reconciliation of our pro forma information to GAAP results is included in detail in today's results press release which is available at www.jdsu.com. Sales of $157 million in the quarter were down 19% from the first quarter and consistent with our sales guidance (down 12% after normalizing for cancellation revenues).

  Gross margin declined from the first quarter because of lower volume and lower cancellation revenue. However, it was comparable to the first quarter on a normalized basis, as I will discuss below.
  We are continuing to see the impact of the Global Realignment Program on our cost structure and expect it to become more significant in the third and fourth quarters.
  The Global Realignment Program progressed further and we have increased the anticipated annual savings rate to almost $1.3 billion as compared to our cost structure at the commencement of the program.
  Our financial condition remains strong. Cash and short-term investments at the end of December were $1.33 billion, of which over $1.28 billion was in cash and short-term fixed income investments.

Looking at the quarter in more detail let me start with our operating results.

  Sales to North American customers in the second quarter represented 72% of total sales, European customers 16%, and Asian customers 12%.
  Texas Instruments, an important customer for our display products represented 15% of sales for the quarter
  Our sales for the quarter included cancellation charges of under $4 million, less than was contemplated in our guidance for the quarter.
  Communication products represented $75 million in sales, or 48% of total sales. Revenue in this segment was down 31% sequentially, 20% excluding the decline in cancellation revenue
  Our Thin Film Products Group (our non-communications sales) accounted for $82 million in sales, or 52% of total sales. Sales in this segment declined 3% from the first quarter because of customer inventory adjustments, which we noted when we provided guidance three months ago.
  Our Communications segment reported a loss while TFPG reported a profit, albeit lower than in the first quarter because of lower sales, a less favorable product mix and higher R&D spending, offset in part by lower SG&A expenses.
  Modules represented approximately 65% of communications sales for the quarter. This percentage was 60%, 50%, and 40% in the prior three quarters, respectively. It shows a clear shift in our business.
  Our book-to-bill ratio was below one for the quarter, but above the first quarter.

Gross margin (pro forma)

  Our pro forma gross margin, including realignment and other charges was minus one percent of sales. Pro forma gross margin includes the benefit of cancellation revenue, inventory write-downs, the sale of inventory previously written off, and Global Realignment Program charges. Normalizing for these factors, in particular the decline in cancellation revenue from the first quarter, results in the same pro forma gross margin as the first quarter, or about minus 2% of sales. Holding pro forma gross margin constant in the face of 19% sales decline reflects the significant cost reductions made under our Global Realignment Program.

However, our pro forma gross margin was below our guidance of 4 to 8% of sales because of mix changes and an unanticipated inventory write-down in a communications product line.

  Our results reflect a $1 million net charge when comparing inventory write- downs to the use of previously written off inventory. (We used approximately $15 million in previously written down inventory, and wrote down $16 million)

R&D (pro forma)

  Excluding Global Realignment Program charges, R&D expenses were $37 million or 24% of sales for the quarter, down 11% from the first quarter, a reflection of the progress we continue to make in increasing our R&D productivity and otherwise reducing expenses. R&D expenses were below the amounts generally forecasted by analysts covering JDS Uniphase as well as our internal forecasts, yet we continue to invest heavily in our most promising opportunities.

SG&A (pro forma)

  SG&A expenses, excluding Global Realignment Program charges, were $60 million for the quarter or 39% of sales. SG&A expenses were up in the second quarter because of the accelerated depreciation related to our significant IT restructuring, accruals for dispute resolutions being negotiated, higher insurance premiums and the time and costs of completing some of our administrative centralization programs. We continue significant restructuring of SG&A functions, including major changes to our IT structure, and we anticipate their effect to be considerable by the fourth fiscal quarter as we will discuss later.

Other items

  Our operating results for the quarter reflected lower depreciation because of asset dispositions and prior fixed asset write-downs.
  Interest and other income was $7 million for the quarter.
  Our GAAP loss for the quarter was $215 million and the pro forma loss was $185 million or $0.13 per share, reflecting lower sales and gross margin as well as the SG&A expense items mentioned earlier. These results include $92 million in Global Realignment Program costs and exclude the costs we have historically excluded from pro forma results, primarily those related to merger and acquisition charges as well as the reduction in the value of long-lived assets and gains and losses on investments.
  The pro forma loss per share exceeded our guidance of a $.05 to $.07 per share loss because of Global Realignment Program charges and the pro forma gross margin and SG&A items mentioned above.
  For the second quarter we recorded an income tax provision of under $1 million and shares for the quarter were 1.415 billion.

Global Realignment Program

  The total costs of this program are now estimated to be $1.2 billion of which approximately $1.1 billion was incurred through the end of the second quarter.
  In the second quarter we recorded net charges of $92 million, of virtually all was charged to operating expenses. Included in the costs of the Global Realignment Program are charges for employee severance, lease costs, accelerated depreciation, and moving and employee costs related to the phasing out of certain facilities and equipment.
  To date actions taken under the Global Realignment Program have reduced our annual cost rate by almost $1.1 billion. Under the Program, we expect to reduce our annual expense rate by $215 million more.
  We continue to expect to reduce our operating cash flow break-even to $200 million per quarter by the end of calendar 2003. We continue to work to improve if further
  I would remind the call that the above forecasts are based on our anticipated cost structure and do not represent forecasts of future sales levels. Also, the reported operating cash flow at such a sales level would depend on the rate of sales change from prior quarters as this affects working capital changes.
  Regrettably, we will be compelled to reduce our employment further and we will continue to report our employment levels to you in future periods. Our global employment today is just below 7,000.

 Balance Sheet

Our financial strength remains considerable.

  We held $1.33 billion in cash and marketable securities at the end of the quarter, of which over $1.28 billion was cash, money market and other highly liquid fixed income securities.
  DSAR increased to 54 days for the quarter as compared to 52 days at the end of September.
  The Global Realignment Program used $15 million in cash during the quarter net of asset sale proceeds. To date, the Global Realignment Program has used approximately $222 million in cash and we expect additional cash outlays of just over $200 million over future quarters.
  Our net inventory levels declined 9% during the quarter.
  We used $60 million in cash for operations during the quarter, including cash used by the Global Realignment Program. This is $4 million higher than the first quarter, although $11 million in income tax refunds received favorably affected the first quarter
  Capital spending for the quarter was $11 million, which was less than our depreciation of $16 million. First half capital spending was $29 million.
  Cash and equivalents and short-term investments declined $62 million during the quarter.

Long-Lived Assets

During the second quarter of fiscal 2003, we completed our impairment review of goodwill for the quarter ended September 30, 2002 under SFAS No. 142 ("Goodwill and Other Intangible Assets") and recorded an additional impairment charge of approximately $1 million. As the procedures required by SFAS No. 142 are complex and time-consuming, the rules permitted us to record our best estimate of the charge in the first quarter and adjust this charge by increasing or decreasing it in the second quarter, if necessary, and we made this small adjustment.

In addition, we completed our impairment review of goodwill and other long-lived assets under SFAS No. 142 and SFAS No. 144 ("Accounting for the Impairment or Disposal of Long-Lived Assets") for the quarter ended December 31, 2002 and determined that no additional impairment charges were required.

The impairment testing done in connection with SFAS 142 and 144 did not indicate that further write-downs were required at this time. The principal reason for this is that our forecasted cash flows did not change unfavorably from three months ago - a reflection of the combined effects of our sales forecasts and the anticipated impact of cost reductions.

Guidance

As Jozef indicated earlier, the Company anticipates net sales for the third quarter of fiscal 2003 will be in the range of $155 to $165 million, and our forecasts anticipate that sales in each of our two segments - communications and the Thin Film Products Group - may increase slightly from the second quarter's levels.

At the net sales level projected for the third quarter, the Company expects pro forma gross margin will be in the range of 10% to 12 % of net sales with a pro forma net loss of $.03 to $.05 per share, including restructuring charges and other costs associated with the Global Realignment Program. The forecasted improvement in gross margin anticipates cost reductions under the Global Realignment Program and favorable mix changes.

We anticipate further modest declines in R&D expenses in the third and fourth quarters. We expect to report significant declines in SG&A expenses by the fourth quarter as we realize large reductions from centralization of administrative functions and sharply lower IT expenses.

These results do not include the effect of the LA Label acquisition announced today, and we expect this acquisition to be accretive in the current quarter.

We continue to anticipate using approximately $250 to $300 million in cash in fiscal 2003 (exclusive of M&A activities) based on our expectations for sales, Global Realignment Program cash costs, and capital expenditures of $65 to $75 million. We used $126 million in cash in the first half of the year.

Jozef.

JOZEF

Thank you, Tony.

  As many of you already know, Tony will retire at the end of February. Let me say now, from my heart, and on behalf of all JDS Uniphase, thank you Tony for all you have done. Your professional contribution and personal leadership have been invaluable to this Company. And I, in particular, will miss your friendship and your guidance. It has been an amazing ride and we wish you all the very best in retirement - you deserve it. Perhaps I should take up golf to ensure we still get to see each other!
  We believe we are making good progress in our search for a new Chief Financial Officer and hope to make an announcement soon.
  In addition, Don Scifres, our Chief Strategy Officer, and an icon in the fiberoptic industry, is also retiring from a long and successful career. Joining JDS Uniphase through its merger with SDL where he was President and CEO, Don has brought a wealth of talent, wisdom and leadership to our Company. Don and I go along way back - he once offered me a job...I turned it down but in the end we partnered up anyways.
  And of course, a final note as always to our employees who are on the front lines battering on with a continued commitment and fighting spirit. They have time and again proven themselves resilient in these times of challenge. JDS Uniphase remains strong because of the innovation, adaptability and commitment of our employees whose strength of will and unrelenting heart are pulling us through.
  I am proud of the leadership we have maintained throughout these difficult times and I look forward to new possibilities and opportunities in the markets we serve. The turbulent waters are settling and a safe harbor for our Company seems closer for us.

Thank you.

We now open the call for questions.